Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2018 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
May 9, 2018 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:(1)

Three Months Ended March 31, 2018
Net income per diluted share(2)	$1.80
Adjusted operating income(3) per diluted share(2)	$1.00
Gain on sale of discontinued operations per diluted share(2)	$1.07
Net realized investment losses per diluted share(2)	$(0.27)
GAAP combined ratio	93.5%
Book value per share	$38.96
Return on equity(4)	11.0%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses and changes in the fair value of equity securities, of $45.8 million ($1.80 per diluted share) for the three-month period ended March 31, 2018 (the "first quarter"), compared to consolidated net income of $19.9 million ($0.77 per diluted share) for the same period in 2017.

The Company reported consolidated adjusted operating income of $1.00 per diluted share for the first quarter, compared to consolidated adjusted operating income of $0.67 per diluted share for the same period in 2017.

First quarter 2018 net income was impacted by our previously announced sale of our wholly-owned subsidiary United Life Insurance Company, which received regulatory approval and closed on March 30, 2018. The sale resulted in a net gain after tax of $27.3 million or $1.07 per diluted share. Further, we adopted new accounting guidance which requires changes in the value of equity securities to be recognized in net income rather than accumulated other comprehensive income within shareholders equity. This change in accounting principles resulted in a net realized investment loss on equity securities after tax of $8.1 million or $0.32 per diluted share.

Excluding these items, adjusted operating income improved $8.1 million or $0.32 per diluted share as compared to the same quarter in the prior year primarily due to a decrease in catastrophe losses and an increase in prior year favorable reserve development. These were all partially offset by an increase in expenses from continued investment in our multi-year project to upgrade our underwriting and analytics technology platform and acceleration of amortization of deferred acquisition costs in our commercial and personal auto lines of business.
___________________
(1) Consolidated financial results include results from both continuing and discontinuing operations, unless otherwise noted.
(2) Per share amounts are after tax.
(3) Adjusted operating income is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses, changes in the fair value of equity securities, the one-time gain on the sale of discontinued operations and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

Net premiums earned and total revenues increased 1.7 percent and decreased 2.7 percent, respectively, in the three-month period ended March 31, 2018 as compared to the same period of 2017. The decrease in revenues is primarily due to the change in accounting principles on recognizing the change in the value of equity securities in the income statement previously mentioned. Excluding the change in net realized investment gains and losses on equity securities, revenues increased 1.0 percent compared to the same period in 2017.

The Company recognized net realized investment losses of $8.9 million during the first quarter, compared to net realized investment gains of $4.0 million for the same period in 2017. The change in net realized investment gains and losses was primarily due to the change in accounting principles on recognizing the change in the value of equity securities in the income statement previously discussed above.

Net investment income was $26.2 million for the first quarter, an increase of 4.5 percent, as compared to net investment income of $25.0 million for the same period in 2017. The increase in net investment income for the quarter was driven by an increase in invested assets and the change in the value of our investments in limited liability partnerships and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

Consolidated net unrealized investment losses, net of tax, totaled $10.6 million as of March 31, 2018, a decrease of $225.5 million or 104.9 percent from December 31, 2017. The decrease in net unrealized investment gains is primarily the result of the cumulative change in accounting principles on recognizing the change in the value of equity securities in the income statement previously discussed above. The change in accounting principles required unrealized gains on equity securities of $191.2 million, after-tax, as of January 1, 2108, to be reclassifed to retained earnings from accumulated other comprehensive income, both within shareholders equity. The remaining decrease is due to a change in the value of the fixed maturity portfolio due to an increase in interest rates in the first quarter 2018.

Total consolidated assets as of March 31, 2018 were $2.8 billion, which included $1.9 billion of invested assets. The Company's book value per share was $38.96, which is a decrease of $0.10 per share or 0.3 percent from December 31, 2017 and is primarily attributed to a decrease in net unrealized investment gains of $34.2 million, net of tax, during the first three months of 2018, shareholder dividends of $7.0 million and share repurchases of $5.4 million, partially offset by net income of $45.8 million, which includes $27.3 million of gain on the sale of discontinued operations.

The annualized return on equity was 11.0 percent for the three-month period ended March 31, 2018 compared to 8.4 percent for the same period in 2017.

Property and Casualty Insurance Business

Our continuing operations excludes our former life insurance business, as discussed below. The net income from continuing operations, including net realized investment gains and losses, totaled $20.4 million ($0.80 per diluted share) for the first quarter, compared to net income from continuing operations of $18.6 million ($0.72 per diluted share) in the same period in 2017.

Net premiums earned from continuing operations increased 3.7 percent to $245.2 million in the first quarter, compared to $236.4 million in the same period of 2017. The increase in the three-month period ended March 31, 2018 was due to continued organic growth from new business writings and geographical expansion.

Overall average renewal pricing change for commercial lines decreased slightly, with pricing varying depending on the region and size of the account. The increase over the last several quarters was primarily driven by an increase in commercial auto pricing. Filed commercial auto rate increases processed during the quarter averaged in the high-single digits with mid-single digit negative rate changes for our workers compensation line of business. Overall average renewal pricing increased in the quarter for personal lines, with increases in the mid-single digits.

Reserve development

We experienced favorable development in our net reserves for prior accident years of $38.1 million in the three-month period ended March 31, 2018, compared to favorable development $24.9 million in the same period in 2017. We experienced favorable development in the three-month period ended March 31, 2018 in all lines except assumed reinsurance. The majority of the development came from other liability, commercial auto and commercial fire and allied lines of business. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At March 31, 2018, our total reserves were within our actuarial estimates.

GAAP combined ratio

The GAAP combined ratio improved by 3.0 percentage points to 93.5 percent for the first quarter, compared to 96.5 percent for the same period in 2017. The improvement in the combined ratio is primarily driven by a decrease in catastrophe losses and an increase in prior year favorable reserve development compared to the first quarter of 2017, partially offset by an increase in the expense ratio.

Pre-tax catastrophe losses totaled $3.4 million ($0.10 per diluted share) for the first quarter, compared to $9.7 million ($0.24 per diluted share) for the same period in 2017.

Expense Levels

The expense ratio for the first quarter was 34.5 percentage points, compared to 30.3 percentage points for the first quarter of 2017.

The increase in the expense ratio during the first quarter is primarily the result of two items. First, we invested in a new multi-year project to upgrade our technology platform to enhance core underwriting decisions and productivity. Second, the acceleration of the amortization of our deferred acquisition costs in our commercial and personal auto lines of business from lower than expected profitability in these lines as discussed in prior quarters.

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. subject to regulatory approval and on March 30, 2018, the sale transaction was completed. As a result, our life insurance business is presented as discontinued operations in all periods presented in this press release.

Net loss from discontinued operations was $1.9 million ($0.07 per diluted share) for the first quarter, compared to net income of $1.4 million ($0.05 per diluted share) for the first quarter of 2017. The decrease in net income during the first quarter of 2018 was primarily due to a decrease in net premiums earned and realized investment losses compared to realized investment gains in the first quarter of 2017. The realized investment losses are primarily due to the change in the value of equity securities, which are now required to be recognized in the income statement due to the change in accounting principles adopted on January 1, 2018, as discussed above.

Capital Management

During the first quarter, we declared and paid a $0.28 per share cash dividend to shareholders of record as of March 7, 2018. We have paid a quarterly dividend every quarter since March 1968.

During the first quarter, 120,372 shares were repurchased under the program at a total cost of $5.4 million and an average share price of $44.90.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on May 9, 2018 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's first quarter 2018 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through May 23, 2018. The replay access information is toll-free 1-877-344-7529; conference ID no. 10119136.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs180509. The archived audio webcast will be available until May 23, 2018.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,150 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission ("SEC") on February 28, 2018. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. In addition, we can provide no assurance of the satisfaction of the conditions precedent to the consummation of the sale of our life insurance subsidiary, including the receipt of regulatory approval. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses and the one time gain from the sale of discontinued operations after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance. The Company recognizes that adjusted operating income is not a substitute for measuring GAAP net income, but believes it is a useful supplement to GAAP information.

Net Income Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2018	2017	Change %
Income Statement Data
Net income	$45,759	$19,936	129.5%
Less: gain on sale of discontinued operations, net of tax	27,307	—	NM
Less: after-tax net realized investment gains (losses)	(7,048)	2,570	NM
Adjusted operating income	$25,500	$17,366	46.8%
Diluted Earnings Per Share Data
Net income	$1.80	$0.77	133.8%
Less: gain on sale of discontinued operations, net of tax	1.07	—	NM
Less: after-tax net realized investment gains (losses)	(0.27)	0.10	NM
Adjusted operating income	$1.00	$0.67	49.3%
NM = Not meaningful.

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2018	2017	Change %
Premiums:
Net premiums earned	$258,170	$253,872	1.7%
Less: change in unearned premiums	(11,523)	(23,232)	50.4%
Less: change in prepaid reinsurance premiums	253	59	NM
Net premiums written	$269,440	$277,045	(2.7)%
NM = Not meaningful.

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended March 31,
(In Thousands, Except Per Share Data and Ratios)	2018	2017	Change %
Revenue Highlights
Net premiums earned	$258,170	$253,872	1.7%
Net investment income	26,155	25,035	4.5%
Net realized investment gains (losses)	(8,921)	3,954	NM
Total revenues	275,550	283,059	(2.7)%
Income Statement Data
Net income	45,759	19,936	129.5%
Gain on sale of discontinued operations, net of tax	27,307	—	NM
After-tax net realized investment gains (losses)	(7,048)	2,570	NM
Adjusted operating income(1)	$25,500	$17,366	46.8%

Diluted Earnings Per Share Data
Net income	$1.80	$0.77	133.8%
Gain on sale of discontinued operations, net of tax	1.07	—	NM
After-tax net realized investment gains (losses)	(0.27)	0.10	NM
Adjusted operating income(1)	$1.00	$0.67	49.3%

Catastrophe Data
Pre-tax catastrophe losses	$3,361	$9,725	(65.4)%
Effect on after-tax earnings per share	0.10	0.24	(58.3)%
Effect on combined ratio	1.4%	4.1%	(65.9)%

Favorable reserve development experienced on prior accident years	$38,055	$24,946	52.5%

Combined ratio	93.5%	96.5%	(3.1)%
Return on equity	11.0%	8.4%	31.1%
Cash dividends declared per share	$0.28	$0.25	12.0%
Diluted weighted average shares outstanding	25,458,090	25,854,181	(1.5)%
NM = Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2018	2017
Revenues
Net premiums earned	$245,167	$236,444
Investment income, net of investment expenses	13,492	12,585
Net realized investment gains (losses)	(7,864)	2,249
Total Revenues	$250,795	$251,278

Benefits, Losses and Expenses
Losses and loss settlement expenses	$144,728	$156,552
Amortization of deferred policy acquisition costs	49,639	50,461
Other underwriting expenses	34,855	21,259
Total Benefits, Losses and Expenses	$229,222	$228,272

Income before income taxes from continuing operations	21,573	23,006
Federal income tax expense from continuing operations	1,209	4,422
Net income from continuing operations	$20,364	$18,584
Net income (loss) from discontinued operations	(1,912)	1,352
Gain on sale of discontinued operations, net of tax	27,307	—
Net income	$45,759	$19,936

GAAP combined ratio:
Net loss ratio - excluding catastrophes	57.6%	62.1%
Catastrophes - effect on net loss ratio	1.4	4.1
Net loss ratio	59.0%	66.2%
Expense ratio	34.5	30.3
Combined ratio	93.5%	96.5%

Balance Sheet
	March 31, 2018	December 31, 2017
(In Thousands)
Invested assets - continuing operations	$1,905,060	$1,888,933
Cash - continuing operations	316,852	95,562
Total assets:
Continuing operations	$2,845,364	$2,597,297
Assets held for sale	—	1,586,134
Total assets	$2,845,364	$4,183,431
Losses and loss settlement expenses
Continuing operations	$1,219,981	$1,224,183
Total liabilities:
Continuing operations	$1,874,881	$1,862,923
Liabilities held for sale	—	1,347,135
Total liabilities	$1,874,881	3,210,058
Net unrealized investment gains (losses), after-tax	$(10,627)	$214,865
Total stockholders’ equity	970,693	973,373

Discontinued Operations(1)
	Three Months Ended March 31,
(In Thousands)	2018	2017
Revenues
Net premiums earned	$13,003	$17,428
Investment income, net of investment expenses	12,663	12,450
Net realized investment gains (losses)	(1,057)	1,705
Other income	146	198
Total Revenues	$24,755	$31,781

Benefits, Losses and Expenses
Losses and loss settlement expenses	$10,823	$11,071
Increase in liability for future policy benefits	5,023	8,579
Amortization of deferred policy acquisition costs	1,895	1,673
Other underwriting expenses	3,864	3,631
Interest on policyholders’ accounts	4,499	4,744
Total Benefits, Losses and Expenses	$26,104	$29,698

Income (loss) before income taxes	$(1,349)	$2,083
Federal income tax expense	563	731
Net income (loss)	$(1,912)	$1,352
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings. The sale closed on March 30, 2018. Our life insurance business is presented as discontinued operations in all periods presented in this table.

Net Premiums Written by Line of Business
	Three Months Ended March 31,
	2018	2017
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$78,611	$82,307
Fire and allied lines(3)	58,542	58,557
Automobile	73,029	66,664
Workers’ compensation	25,093	28,214
Fidelity and surety	5,777	6,041
Miscellaneous	450	445
Total commercial lines	$241,502	$242,228

Personal lines:
Fire and allied lines(4)	$8,983	$9,463
Automobile	7,280	6,841
Miscellaneous	290	284
Total personal lines	$16,553	$16,588
Reinsurance assumed	(1,620)	800
Total net premiums written from continuing operations	256,435	259,616
Total net premiums written from discontinued operations	13,005	17,429
Total	$269,440	$277,045
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended March 31,	2018			2017
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$75,593	$25,303	33.5%	$74,080	$17,789	24.0%
Fire and allied lines	57,399	34,229	59.6	55,519	44,123	79.5
Automobile	66,694	53,947	80.9	57,721	58,976	102.2
Workers' compensation	23,341	12,060	51.7	24,483	16,396	67.0
Fidelity and surety	5,473	658	12.0	5,897	208	3.5
Miscellaneous	425	184	43.3	378	57	15.1
Total commercial lines	$228,925	$126,381	55.2%	$218,078	$137,549	63.1%

Personal lines
Fire and allied lines	$10,438	$7,401	70.9%	$10,788	$6,374	59.1%
Automobile	7,009	5,757	82.1	6,479	6,230	96.2
Miscellaneous	295	(105)	(35.6)	279	(70)	(25.1)
Total personal lines	$17,742	$13,053	73.6%	$17,546	$12,534	71.4%
Reinsurance assumed	$(1,500)	$5,294	NM	$820	$6,469	NM
Total	$245,167	$144,728	59.0%	$236,444	$156,552	66.2%
NM = Not meaningful